UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2016

Alliance BioEnergy Plus, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54942	45-4944960
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)

400 North Congress Avenue, Suite 130, West Palm Beach, FL	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 607-3555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On February 23, 2016, Alliance BioEnergy Plus, Inc. (the “Company”) announced that its Board of Directors had approved a plan (the “Merger Plan”) to merge AMG Energy Solutions, Inc. (“Solutions”), a privately held company, into the Company’s wholly-owned subsidiary, AMG Renewables (“Renewables”) and to acquire all remaining outstanding ownership interest (comprising approximately 6% ownership interest) of AMG Energy Group, LLC (“Group”). Ultimately, the Company would own 100% of Group, which in turn holds the exclusive license to the patented CTS technology in North America and Africa and owns 50% of Carbolosic, LLC (“Carbolosic”), a company which holds the master license to the patented CTS technology.

The Company currently owns 51% of Group through its wholly-owned subsidiary, Renewables. This interest was previously acquired in a transaction in December 2013. Under the Merger Plan, to be worked out over the next several weeks, the Company will exchange shares with the Solutions shareholders and certain of the original indebtedness between the parties, which was a part of the Company’s acquisition of its interest in Solutions, will be forgiven. The exact details of the transactions will be disclosed once they are finalized.

Once all actions under the Merger Plan are complete, the Company’s wholly-owned subsidiary (Renewables) will merge into the other Company-owned subsidiary (Group), leaving Group as the Company’s sole operational subsidiary. Group owns 100% of Ek Laboratories, LLC and the exclusive license to the patented CTS technology in North America and Africa. Group also owns a 50% interest in Carbolosic.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance BioEnergy Plus, Inc.

By:	/s/ Daniel de Liege
Name: Daniel de Liege
Title: President

Dated: February 23, 2016